Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 2, 2019 (except for Note 1, as to which the date is August 28, 2019) with respect to the consolidated financial statements and internal control over financial reporting of StoneMor Partners, L.P. included in Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2018, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in the Registration Statements of StoneMor Partners L.P. on Forms S-3 (File No. 333-192670, File No. 333-196913 and File No. 333-210264), Form S-4 (File No. 333-210265) and on Forms S-8 (File No. 333-143863, File No. 333-176789 and File No. 333- 203018).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

August 28, 2019